Friendly Energy Completing Development of Byler Field

CARSON CITY, NV--(Marketwire - 06/16/10) - Friendly Energy Exploration. (Pinksheets:FEGR - News) is pleased to announce that it is nearing completion of its Byler lease in central Texas. The Byler lease totals 372 acres of which approximately 57% is in a defined Fry Sand oil field. The Fry Sand is at a depth of 1,300 feet and is part of the Strawn Series which is a prolific oil producer in the region. The play consists of oil accumulations in combined structural or stratagraphic traps in predominantly Pennsylvanian age quartz sandstone reservoirs. The Byler lease also contains the Marble Falls Limestone which is part of the lower Pennsylvanian System at approximately 2,300 feet. Most of the oil in the play occurs on the crest and western flank of the Bend Arch where the Byler Lease is located, and gas production occurs in stratagraphic traps or faults and in the highs in the formation. In the 1980s several Marble Falls wells have been drilled on the Byler with impressive results. Though the formation is "tight" in this area, "fracing" has been successful, and oil production has tested from 25BOPD to 150BOPD accompanied by impressive gas production. Gas wells have tested as high as 21,200,000 cubic feet of gas per day.

Of the 17 existing wells on the lease, two are water injection wells, 11 are Fry wells and four are Marble Falls wells. The company has examined all 17 wells in the previous 3 months and has determined that 9 of these wells should be completed as producing oil and gas wells. The company has installed a new tank farm and three new pump jacks. Doug Tallant, President of Friendly Energy commented: "We believe the Byler lease can once again be a good producer. We have finished uncapping and reworking the wells of Byler field. We are in the process of doing final production testing. We expect to get production numbers from these nine wells within the next two weeks."

The company believes that additional development coupled with ongoing upgrade of existing wells will enhance the value of the Byler Lease through significant revenue production. The Byler affords a very good opportunity for further "in field" development, especially related to testing the Marble Falls. Geology indicates the formation builds from the west to the east with varying highs and lows. With current production widespread across the Byler Lease in the Marble Falls in only a few wells, further successful development is probable.

The company would also like to announce that we have opened an operational office in Brownswood, Texas and have released a new web site: http://www.fegr.biz/.

About Friendly Energy: Friendly Energy is an exploration, development and production company in the Oil and Gas Exploration Industry. The Company is focusing on low cost oil and gas recovery in the State of Texas. Friendly Energy is committed to building shareholder value by taking advantage of the current market pricing of oil and gas by developing undeveloped reserves with little downside risk. Please see the company's website: http://www.fegr.biz/

This news release contains information that is "forward-looking" in that it describes events and conditions, which Friendly Energy Exploration ("FEGR") reasonably expects to occur in the future. Expectations for the future performance of the business of FEGR are dependent upon a number of factors, and there can be no assurance that FEGR will achieve the results as contemplated herein and there can be no assurance that FEGR will be able to conduct its operations or production from its properties will result from or continue as contemplated herein. Certain statements contained in this report using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond the Company's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. FEGR disclaims any obligation to update any forward-looking statement made herein.